SENTRY PETROLEUM SIGNS MEMORANDUM OF UNDERSTANDING TO SECURE INTERESTS IN 1.68 MILLION ACRES

Denver, Colorado - (Marketwire - March 11, 2008) -- Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today that it has signed a Memorandum of Understanding (MOU) with Medina Group Limited to secure approximately 1,680,000 acres of land in the Adavale Basin in Queensland Australia as granted under the Petroleum and Gas (Production and Safety) Act 2004, Authority to Prospect (ATP) No.864.

The company advises that the memorandum of understanding is not a binding agreement nor is it to be construed as enforceable by the parties. The memorandum of understanding operates solely as an agreement to exercise good faith on the part of the parties to cause the execution of the assignment.

Speaking on the prospects in the Adavale Basin, Sentry Petroleum President and CEO Alan Hart commented, "The Adavale Basin is large, encompassing roughly 15 million acres, or an area larger than the country of Costa Rica. There have only been 55 exploration wells drilled in the basin to date so it remains lightly explored, especially with modern drilling techniques. Additionally, there has been a significant gas discovery so we see tremendous untapped potential in this commercially proven basin."

Hart continued, "This is a significant step forward in the execution of our Australian exploration strategy and though the MOU is not binding we feel confident it will lead to an agreement between the parties."

The company expects to finalize a formal agreement in the coming weeks with final approval from the Department of Mines and Energy and the EPA immediately thereafter.

About Sentry Petroleum:
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:
Investor Relations 866.680.7649
info@sentrypetroleum.com
www.sentrypetroleum.com

About Medina Group Limited:
Medina Group Limited is a privately held oil and gas investment firm with oil and gas exploration assets in Australia. The company is active through central Asia Forward-Looking Statements:

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.